deltathree Appoints Lior Samuelson as Chairman of the Board

Noam Bardin to continue as member of the Board of Directors

New York, NY - February 4, 2008 - deltathree, Inc. (NASDAQ: DDDC), a leading provider of SIP-based Voice over Internet Protocol (VoIP) solutions for service providers, resellers and consumers worldwide, today announced that the Company’s Board of Directors has appointed Mr. Lior Samuelson to the role of Chairman of the Board. Mr. Samuelson has served on the Company’s Board of Directors since August 2001 and will succeed Mr. Noam Bardin, who served as deltathree’s Chairman since April 2002. Mr. Bardin will continue to serve as a member of deltathree’s Board of Directors.

“I am honored to be appointed to the role of Chairman of the Board at deltathree,” stated Lior Samuelson. “As a founding pioneer of Voice over Internet Protocol (VoIP) telephony services, deltathree has pushed the leading edge of innovative next-generation communications services for service providers, resellers and consumers worldwide. With the demand for VoIP continuing to exhibit growth and maturity on a global scale, I am looking forward to dedicating my expertise and a significant, active portion of my time, to help the Company best leverage its valuable base of dedicated employees and world class technologies for the benefit of our customers and shareholders.

“On behalf of the entire Board of Directors I would like to thank Noam for his leadership over the past five plus years as Chairman. Going forward, we will continue to look for Noam’s valuable insights and counsel as an ongoing member of the Board and as a co-founder of the Company. We would also like to wish Noam well in his role as Chief Executive Officer of Arootz, Inc.,” concluded Mr. Samuelson.

As stated above, Mr. Samuelson has served as a director of deltathree since August 2001. Since August 1999, Mr. Samuelson has served as a Co-Founder and Partner of Mercator Capital, an independent investment banking firm focused on mergers and acquisitions and merchant banking in the Telecommunications, Technology, and Security sectors. From March 1997 to August 1999, Mr. Samuelson was the President and CEO of PricewaterhouseCoopers Securities. Prior to that, he was the President and CEO of The Barents Group, a merchant bank specializing in advising and investing in companies in emerging markets. Before that, he was a managing partner with KPMG and held a senior management position at Booz, Allen & Hamilton. Mr. Samuelson earned B.S. and M.S. degrees in Economics from Virginia Tech.

About deltathree
Founded in 1996, deltathree, Inc. is a leading provider of integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructure. deltathree offers high quality Internet telephony solutions that are viable and cost-effective alternatives to traditional telephone services. Supporting tens of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the Service Provider/Reseller channel and the direct-to-consumer channel. deltathree’s advanced solutions offer service providers and resellers a full spectrum of private label VoIP products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree’s Consumer Group consists of the award-winning iConnectHere direct-to-consumer offering and joip, the newly formed consumer brand that powers the VoIP service of Panasonic’s GLOBARANGE hybrid phone.

For more information about deltathree, please visit: www.deltathree.com.

deltathree Media Relations Contact:	deltathree Investor Relations Contact:
Tatiana Kirkbride	Erik Knettel
deltathree, Inc.	The Global Consulting Group
Phone: (212) 500-4866	Phone: (646) 284-9415
pr@deltathree.com	ir@deltathree.com